EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in both (i) registration statement No. 333-220906 on Form S-8 of Fuse Medical, Inc., filed with the Securities and Exchange Commission (the “SEC”) on October 11, 2017, and (ii) registration statement No. 333-229167 on Form S-8 of Fuse Medical, Inc., filed with the SEC on January, 8, 2019, of our report dated March 21, 2019, relating to the consolidated financial statements of Fuse Medical, Inc., which appear in this Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

/s/ Montgomery Coscia Greilich LLP
Montgomery Coscia Greilich LLP

Plano, Texas
March 21, 2019